Exhibit 99.1
(Logo Omitted)
Teledyne Technologies Incorporated
1049 Camino Dos Rios
Thousand Oaks, CA 91360-2362
NewsRelease

TELEDYNE TECHNOLOGIES REPORTS
FIRST QUARTER RESULTS
THOUSAND OAKS, Calif. — April 25, 2007 — Teledyne Technologies Incorporated (NYSE:TDY)
•	Revenues increased 16.8% to $385.6 million compared to last year

•	Earnings per diluted share increased 11.8% to $0.57 compared to last year

•	Acquired assets of D.G. O’Brien, Inc.

•	Raising 2007 earnings per share outlook
Teledyne Technologies today reported first quarter 2007 sales of $385.6 million, compared with sales of $330.2 million for the same period of 2006. Net income for the first quarter of 2007 was $20.5 million ($0.57 per diluted share), compared with net income of $17.9 million ($0.51 per diluted share) in the first quarter of 2006.
“Teledyne started 2007 with a great quarter. Operating margin increased in each business segment compared to last year,” said Robert Mehrabian, chairman, president and chief executive officer. “In addition, free cash flow of $24.2 million was very strong, even though first quarter cash flow is often seasonally weak compared to other periods. During the quarter, we acquired assets of D.G. O’Brien, Inc., a manufacturer of highly reliable subsea electronic interconnect systems. Having acquired four marine instrumentation businesses in the last two years, Teledyne has become a leader in this market.”
Review of Operations (comparisons are with the first quarter of 2006, unless noted otherwise)
Electronics and Communications
The Electronics and Communications segment’s first quarter 2007 sales were $248.3 million, compared with $202.0 million, an increase of 22.9%. First quarter 2007 operating profit was $30.2 million, compared with operating profit of $23.2 million, an increase of 30.2%.
The first quarter 2007 sales improvement resulted primarily from revenue growth in defense electronics and electronic instruments. The revenue growth in defense electronics was driven by increased sales of traveling wave tubes, connectors and other defense microwave products. Additionally, the first quarter included revenue growth from the acquisition of Rockwell Scientific Company LLC in September 2006 and the acquisition of assets of KW Microwave Corporation in April 2006. The revenue growth in electronic instruments was driven by the acquisition of the majority interest in Ocean Design, Inc. in August 2006 and the acquisition of Benthos, Inc. in January 2006. First quarter 2007 organic sales of electronic instruments were slightly lower, as increased sales of instruments for the industrial and environmental monitoring instrumentation markets were offset by lower sales of geophysical sensors for the energy exploration market. The increase in segment revenue in the first quarter of 2007 from acquisitions made since the end of

2005 was $47.0 million. Operating profit was favorably impacted by revenue from acquisitions and sales mix.
Systems Engineering Solutions
The Systems Engineering Solutions segment’s first quarter 2007 sales were $73.9 million, compared with $68.9 million, an increase of 7.3%. First quarter 2007 operating profit was $6.5 million, compared with operating profit of $5.9 million, an increase of 10.2%.
First quarter 2007 sales reflected revenue growth in aerospace and defense programs, partially offset by lower environmental sales and included $3.8 million in revenue from the acquisition of CollaborX, Inc. in August 2006. Operating profit in the first quarter of 2007 reflected the impact of higher revenue, partially offset by lower margins in certain defense programs and amortization expenses associated with the acquisition of CollaborX, Inc. Operating profit also included pension expense under SFAS No. 87 and No. 158, of $1.6 million in the first quarter of 2007, compared with $2.4 million. Pension expense allocated to contracts pursuant to U.S. Government Cost Accounting Standards (“CAS”) was $2.0 million in the first quarter of 2007, compared with $2.1 million.
Aerospace Engines and Components
The Aerospace Engines and Components segment’s first quarter 2007 sales were $58.1 million, compared with $53.1 million, an increase of 9.4%. The first quarter 2007 operating profit was $7.7 million, compared with $6.3 million, an increase of 22.2%.
The higher first quarter 2007 sales resulted primarily from higher aftermarket piston engine, spare parts and turbine engine sales. The higher turbine engine sales for 2007 reflected higher Harpoon engine sales and higher research and development sales, partially offset by lower Joint Air-to-Surface Standoff Missile (“JASSM”) engine sales. Operating profit for the first quarter of 2007 reflected the impact of higher sales and improved operating performance, as well as a favorable mix of higher margin sales in the military turbine engine business. Operating profit for the first quarter of 2006 included the receipt of the final $2.5 million payment pursuant to an agreement with Honda Motor Co., Ltd. related to the piston engine business.
Energy Systems
The Energy Systems segment’s first quarter 2007 sales were $5.3 million, compared with $6.2 million, a decrease of 14.5%. Operating profit was $0.1 million for the first quarter of 2007 compared with break even operating profit.
First quarter 2007 sales primarily reflected lower commercial hydrogen generator sales, partially offset by higher government sales. Operating profit improvement in the first quarter 2007 was due to favorable sales mix.
Additional Financial Information (comparisons are with the first quarter of 2006, unless noted otherwise)
Cash Flow
Cash provided by operating activities was $36.5 million for the first quarter 2007, compared with $8.0 million. The higher cash provided by operating activities in 2007, was primarily due to improved working capital management, higher net income, lower pension payments and operating cash flow from acquisitions. Free cash flow (cash from operating activities less capital expenditures) was $24.2 million for the first quarter of 2007, compared with free cash flow of $3.6 million and reflected improved cash flow from operations, partially offset by higher capital expenditures in 2007. On March 30, 2007, Teledyne acquired assets of D.G. O’Brien, Inc. for

$36.0 million in cash. The acquisition was funded from cash on hand and borrowings. At April 1, 2007, total debt was $244.5 million, which includes $237.6 million drawn on available credit lines, as well as other debt and capital lease obligations. Cash and cash equivalents were $16.3 million at April 1, 2007. The company also received $1.6 million from the exercise of employee stock options in the first quarter of 2007, compared with $5.0 million. Capital expenditures for the first quarter of 2007 were $12.3 million, compared with $4.4 million. Depreciation and amortization expense for the first quarter of 2007 was $7.7 million, compared with $6.1 million.

Free Cash Flow(a)	First	First
	Quarter	Quarter
(in millions, brackets indicate use of funds)	2007	2006
Cash provided by operating activities	$36.5	$8.0
Capital expenditures for property, plant and equipment	(12.3)	(4.4)

Free cash flow	$24.2	$3.6

(a)	The company defines free cash flow as cash provided by operating activities (a measure prescribed by generally accepted accounting principles) less capital expenditures for property, plant and equipment. The company believes that this supplemental non-GAAP information is useful to assist management and the investment community in analyzing the company’s ability to generate cash flow.
Pension
Pension expense was $3.0 million for the first quarter of 2007 and $4.1 million for the first quarter of 2006, in accordance with the pension accounting requirements of SFAS No. 87 and No. 158. Pension expense allocated to contracts pursuant to CAS was $2.5 million for the first quarter of 2007, compared with $2.4 million. Pension expense determined allowable under CAS can generally be recovered through the pricing of products and services sold to the U.S. Government.
Income Taxes
The effective tax rate for the first quarter of 2007 was 37.7% compared with 37.5%.
Stock Option Compensation Expense
Effective January 2, 2006, the company adopted the provisions of SFAS No. 123(R) using the modified prospective method and began recording stock option compensation expense. For the first quarter of 2007, the company recorded a total of $1.7 million in stock option expense, of which $0.6 million was recorded as corporate expense and $1.1 million was recorded in the operating segment results. For the first quarter of 2006, the company recorded a total of $1.4 million in stock option expense, of which $0.5 million was recorded as corporate expense and $0.9 million was recorded in the operating segment results.
Other
Interest expense, net of interest income, was $3.6 million for the first quarter of 2007, compared with $1.1 million, and primarily reflected higher outstanding debt levels due to acquisitions and higher average interest rates in the first quarter of 2007. Corporate expense was $7.6 million for the first quarter of 2007, compared with $6.6 million, and reflected higher compensation costs and higher professional fee expenses.
Outlook
Based on its current outlook, the company’s management believes that second quarter 2007 earnings per diluted share will be in the range of approximately $0.58 to $0.61. The full year 2007 earnings per diluted share outlook is expected to be in the range of approximately $2.42 to $2.48. The company’s estimated effective income tax rate for 2007 is expected to be 35.6%, and reflects the anticipated filing for tax credits of approximately $3.0 million in the third quarter of

2007. Excluding the benefit for tax credits our estimated effective income tax rate for 2007 would be 37.6%.
The company’s 2007 outlook reflects anticipated sales growth in its defense electronics and instrumentation businesses, due primarily to the contribution of the acquisitions completed in 2006 and 2007. The company’s second quarter and full year 2007 earnings per diluted share outlook reflects an anticipated increase in expenses, including intangible asset amortization, as a result of the acquisitions completed in 2006 and 2007. In addition, full year sales of geophysical sensors are currently expected to decline in 2007, compared with 2006, especially in the first half of the year.
The full year 2007 earnings outlook includes approximately $12.2 million in pension expense under SFAS No. 87 and No. 158, or $2.1 million in net pension expense after recovery of allowable pension costs from our CAS covered government contracts. Full year 2006 earnings included $15.4 million in pension expense under SFAS No. 87 and No. 158, or $4.9 million in net pension expense after recovery of allowable pension costs from our CAS covered government contracts. The decrease in full year 2007 pension expense reflects pension contributions made in 2006, the impact of favorable market returns on plan assets and changes to the company’s pension assets and liabilities resulting from the merger of the Rockwell Scientific Company LLC pension plan with the Teledyne Technologies pension plan.
The company’s 2007 earnings outlook also reflects $6.7 million in stock option compensation expense. The company’s 2006 earnings included $5.9 million in stock option compensation expense.
EARNINGS PER SHARE SUMMARY (a)
(Diluted earnings per common share from continuing operations)

	2007 Full Year Outlook		2006	2005
	Low	High	Actual	Actual
Earnings per share (excluding net pension expense, stock option expense and income tax benefit)	$2.50	$2.54	$2.36	$1.91
Pension expense — SFAS No. 87 and No. 158	(0.22)	(0.22)	(0.27)	(0.23)
Pension expense — CAS (b)	0.18	0.18	0.18	0.17

Earnings per share (excluding stock option expense and income tax benefit)	2.46	2.50	2.27	1.85
Stock option expense (c)	(0.12)	(0.12)	(0.10)	—
Income tax benefit (d)	0.08	0.10	0.09	—

Earnings per share — GAAP	$2.42	$2.48	$2.26	$1.85

(a)	The company believes that this supplemental non-GAAP information is useful to assist management and the investment community in analyzing the financial results and trends of ongoing operations. The table facilitates comparisons with prior periods and reflects a measurement management uses to analyze financial performance.

(b)	Pension expense determined allowable under CAS can generally be recovered through the pricing of products and services sold to the U.S. Government.

(c)	Effective January 2, 2006, the company adopted the provisions of SFAS No. 123(R) and began recording stock option compensation expense. No compensation expense related to stock options was recorded in 2005 or in prior years.

(d)	Fiscal year 2006 included the reversal of income tax contingency reserves of $3.3 million. These reserves were determined to be no longer needed due to the expiration of applicable statutes of limitations. Fiscal year 2007 reflects the anticipated filing for tax credits of approximately $3.0 million in the third quarter of 2007.

Forward-Looking Statements Cautionary Notice
     This press release contains forward-looking statements, as defined in the Private Securities Litigation Reform Act of 1995, relating to earnings, growth opportunities, product sales, pension matters, stock option compensation expense and strategic plans. All statements made in this press release that are not historical in nature should be considered forward-looking. Actual results could differ materially from these forward-looking statements. Many factors, including changes in demand for products sold to the defense electronics, instrumentation and energy exploration and production, commercial aviation, semiconductor and communications markets, funding, continuation and award of government programs, continued liquidity of our customers (including commercial aviation customers) and economic and political conditions, could change the anticipated results. In addition, financial market fluctuations affect the value of the company’s pension assets.
     Global responses to terrorism and other perceived threats increase uncertainties associated with forward-looking statements about our businesses. Various responses to terrorism and perceived threats could realign government programs and affect the composition, funding or timing of our programs. Flight restrictions would negatively impact the market for general aviation aircraft piston engines and components.
     The company continues to take action to assure compliance with the internal controls, disclosure controls and other requirements of the Sarbanes-Oxley Act of 2002. While the company believes its control systems are effective, there are inherent limitations in all control systems, and misstatements due to error or fraud may occur and not be detected.
     Teledyne Technologies’ growth strategy includes possible acquisitions. The company cannot provide any assurance as to when, if or on what terms any other acquisitions will be made. Acquisitions involve various inherent risks, such as, among others, our ability to integrate acquired businesses and to achieve identified financial and operating synergies.
     Additional information concerning factors that could cause actual results to differ materially from those projected in the forward-looking statements is contained in Teledyne Technologies’ periodic filings with the Securities and Exchange Commission, including its 2006 Annual Report on Form 10-K. The company assumes no duty to update forward-looking statements.
     A live webcast of Teledyne Technologies’ first quarter earnings conference call will be held at 11:00 a.m. (Eastern) on Wednesday, April 25, 2007. To access the call, go to www.companyboardroom.com or www.teledyne.com approximately ten minutes before the scheduled start time. A replay will also be available for one month at these same sites starting at 12:00 p.m. (Eastern) on Wednesday, April 25, 2007.

Investor Contact:	Jason VanWees (805) 373-4542

Media Contact:	Robyn McGowan (805) 373-4540
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TELEDYNE TECHNOLOGIES INCORPORATED
CONSOLIDATED STATEMENTS OF INCOME
FOR THE THREE MONTHS ENDED APRIL 1, 2007 AND APRIL 2, 2006
(Unaudited — In millions, except per share amounts)

	First	First
	Quarter	Quarter
	2007	2006
Net sales	$385.6	$330.2
Costs and expenses:
Costs of sales	272.0	236.8
Selling, general and administrative expenses	76.7	67.1

Total costs and expenses	348.7	303.9

Income before other income and taxes	36.9	26.3
Other income (expense), net (a)	(0.4)	3.5
Interest expense, net	(3.6)	(1.1)

Income before income taxes	32.9	28.7
Provision for income taxes	12.4	10.8

Net income	$20.5	$17.9

Diluted earnings per common share	$0.57	$0.51

Weighted average diluted common shares outstanding	35.8	35.1

(a)	The first quarter of 2006, includes the receipt of $2.5 million, pursuant to an agreement with Honda Motor Co., Ltd. related to the piston engine business.
TELEDYNE TECHNOLOGIES INCORPORATED
SUMMARY OF SEGMENT NET SALES AND OPERATING PROFIT
FOR THE THREE MONTHS ENDED APRIL 1, 2007 AND APRIL 2, 2006
(Unaudited — In millions)

	First	First
	Quarter	Quarter
	2007	2006	% Change
Net sales:
Electronics and Communications	$248.3	$202.0	22.9%
Systems Engineering Solutions	73.9	68.9	7.3%
Aerospace Engines and Components	58.1	53.1	9.4%
Energy Systems	5.3	6.2	(14.5)%

Total net sales	$385.6	$330.2	16.8%

Operating profit and other segment income:
Electronics and Communications	$30.2	$23.2	30.2%
Systems Engineering Solutions	6.5	5.9	10.2%
Aerospace Engines and Components (a)	7.7	6.3	22.2%
Energy Systems	0.1	—	*

Segment operating profit and other segment income	$44.5	$35.4	25.7%
Corporate expense	(7.6)	(6.6)	15.2%
Other income (expense), net	(0.4)	1.0	*
Interest expense, net	(3.6)	(1.1)	227.3%

Income before income taxes	32.9	28.7	14.6%
Provision for income taxes	12.4	10.8	14.8%

Net income	$20.5	$17.9	14.5%

(a)	The first quarter of 2006 includes the receipt of $2.5 million, pursuant to an agreement with Honda Motor Co., Ltd. related to the piston engine business.

*	not meaningful

TELEDYNE TECHNOLOGIES INCORPORATED
CONSOLIDATED CONDENSED BALANCE SHEETS AS OF
APRIL 1, 2007 AND DECEMBER 31, 2006
(Current period unaudited — In millions)

	April 1,	December 31,
	2007	2006
ASSETS
Cash and cash equivalents	$16.3	$13.0
Accounts receivable, net	245.6	226.1
Inventories, net	166.4	155.8
Deferred income taxes, net	36.0	34.4
Prepaid expenses and other assets	12.5	17.5

Total current assets	476.8	446.8

Property, plant and equipment, net	171.4	164.8
Deferred income taxes, net	40.1	38.6
Goodwill and acquired intangible assets, net	409.4	383.0
Other assets, net	28.0	28.2

Total assets	$1,125.7	$1,061.4

LIABILITIES AND STOCKHOLDERS’ EQUITY
Accounts payable	$102.5	$94.1
Accrued liabilities	148.7	135.1
Current portion of long-term debt and capital lease	1.2	1.2

Total current liabilities	252.4	230.4

Long-term debt and capital lease obligation	243.3	230.7
Other long-term liabilities	172.3	168.5

Total liabilities	668.0	629.6
Total stockholders’ equity	457.7	431.8

Total liabilities and stockholders’ equity	$1,125.7	$1,061.4